Filed pursuant to Rule 424(b)(3)
Registration No. 333-291821

Prospectus Supplement No. 8
(To Prospectus dated March 13, 2026)

This prospectus supplement updates, amends and supplements the prospectus, dated March 13, 2026 (the “Prospectus”), which forms part of our Registration Statement on Form S-1 (Registration No. 333-291821) relating to up to 9,103,796 shares of our common stock, par value $0.0001 per share (“Common Stock”), which may be offered for sale by the selling stockholders identified under the heading “Selling Stockholders” in the Prospectus. This prospectus supplement is being filed to update, amend and supplement the information contained in the Prospectus with information contained in our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission (the “SEC”) on September 23, 2026 (the “Current Report”).  Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Investing in our securities involves a high degree of risk. See the section titled “Risk Factors” in the Prospectus and in the documents incorporated by reference in the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be offered pursuant to the Prospectus or this prospectus supplement or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 24, 2026.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2026

Anteris Technologies Global Corp.
(Exact name of registrant as specified in its charter)

Delaware	001-42437	99-1407174
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Toowong Tower, Level 3, Suite 302 9 Sherwood Road Toowong, QLD Australia	4066
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +61 7 3152 3200

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	AVR	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On September 22, 2026, Anteris Aus Operations Pty Ltd (“AAOPL”), a wholly owned subsidiary of Anteris Technologies Global Corp., and Harvey Industries Group Pty Ltd (“Harvey”, together with AAOPL, the “Parties”), entered into an Amendment (the “Amendment”) to that certain Supply & Quality Agreement, executed May 24, 2024, by and between AAOPL and Harvey (the “Agreement”). The Amendment extends the term of the Agreement for a term expiring on the earlier of (i) December 31, 2026 and (ii) the date of execution of a separate supply and quality agreement between the Parties that is intended to replace the Agreement. All of the other material terms of the Agreement remain unchanged and in full force and effect.

The foregoing description of the Amendment in this Current Report on Form 8-K is only a summary and does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is filed herewith as Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit No.	Description

10.1	First Amendment to Supply & Quality Agreement, between Anteris Aus Operations Pty Ltd and Harvey Industries Group Pty Ltd, dated September 22, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Anteris Technologies Global Corp.

Date: September 23, 2026	By:	/s/ Wayne Paterson
Name: Wayne Paterson
Title: Vice Chairman and Chief Executive Officer

Exhibit 10.1

16 September 2026

Harvey Industries Group Pty Ltd
PO Box 492
Harvey WA 6220

Dear Sir / Madam

Supply & Quality Agreement – Extension of Initial Term
1.
We refer to the Supply & Quality Agreement between Anteris Aus Operations Pty Ltd ACN 095 710 339 (Anteris) and Harvey Industries Group Pty Ltd ACN 117 597 985 (Harvey) (together, the Parties) dated 15 May 2024 as supplemented or amended from time to time (Agreement).

2.	Unless otherwise defined or the context otherwise requires, capitalised terms in this letter not otherwise defined herein have the meaning given in the Agreement.

3.
In accordance with clause 8.1 of the Agreement, the Initial Term remained effective until 24 May 2026 and Harvey agreed to supply Anteris under the Agreement for an additional four months from the end of the Initial Term.

4.	As contemplated by clause 8.1 of the Agreement, the Parties agree to extend the Initial Term of the Agreement for a Further Term expiring on the earlier of:

a.	31 December 2026; and

b.	the date on which a further supply and quality agreement between the Parties that is intended to replace the Agreement becomes effective.

5.	Clause 11 of the Agreement applies to this letter mutatatis mutandis.

6.	Please confirm Harvey’s agreement to this letter by signing and returning a copy of this letter.

REGISTERED OFFICE	Anteris Aus Operations Pty Ltd	26 Harris Road, Malaga, Western
Toowong Tower, Level 3, Suite 302		Australia, 6090
9 Sherwood Road
Toowong, QLD 4066		T: +61 1300 550 310
Australia	ACN: 095 710 339	info.au@anteristech.com
	BRISBANE | MINNEAPOLIS | GENEVA | MALAGA	anteristech.com

Executed as a deed.

Executed by Anteris Aus Operations
Pty Ltd ACN 095 710 339 in accordance
with section 127 of the Corporations Act
2001 (Cth):

/s/ Wayne Paterson	/s/ David St. Denis
David St. Denis (Sep 22, 2026 09:48:45 CDT)
Signature of Director	Signature of Director/Secretary

Wayne Paterson	David St. Denis
Print name of Director	Print name of Director/Secretary

Executed by Harvey Industries Group
Pty Ltd ACN 117 597 985 in accordance
with section 127 of the Corporations Act
2001 (Cth):

/s/ Harvey John Gaynor	/s/ William Campbell Clapin
Signature of Director	Signature of ~~Director/~~Secretary

Harvey John Gaynor	William Campbell Clapin
Print name of Director	Print name of ~~Director/~~Secretary

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